Exhibit 99.1

IntelGenx and RedHill Biopharma Receive Complete Response Letter from FDA for VersaFilm™ Oral Film Product for Acute Migraines

  FDA’s letter accepted the bioequivalence study and safety information submitted and requires no additional clinical studies; IntelGenx and RedHill plan to address remaining issues, primarily related to third party manufacturing, packaging and labeling, within weeks based on available data

  In light of the increased regulatory clarity, IntelGenx and RedHill plan to rapidly advance ongoing discussions with potential partners for the commercialization of their Anti-Migraine “VersaFilm™” Oral Film Product

  In addition to pursuing marketing approval in the U.S., IntelGenx and RedHill plan to complete the development program for the European market and submit a Marketing Authorization Application later this year

Saint Laurent, Quebec, - (Newsfile Corp. - February 4, 2014) - IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) (“IntelGenx”), a Canadian drug delivery company focusing on oral drug delivery, and RedHill Biopharma Ltd. (NASDAQ: RDHL; TASE: RDHL) (“RedHill”), an Israeli biopharmaceutical company focused on the development and acquisition of late clinical-stage drugs, today announced that they received a Complete Response Letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) regarding the New Drug Application (“NDA”) for their VersaFilm™ Oral Film Product for the treatment of acute migraines. The VersaFilm™ product is a proprietary oral thin film formulation of rizatriptan benzoate, a 5-HT1 receptor agonist and the active drug in Merck & Co.’s Maxalt®.

A CRL is issued by the FDA's Center for Drug Evaluation and Research to inform companies that certain questions and deficiencies remain that preclude the approval of the application in its present form. The questions raised by the FDA in the CRL regarding the NDA for the anti-migraine VersaFilm™ product primarily relate to third party Chemistry, Manufacturing and Controls (“CMC”) and to the packaging and labeling of the product. No questions or deficiencies were raised relating to the product’s safety and the FDA’s CRL does not require additional clinical studies.

While continuing to review the FDA’s CRL, IntelGenx and RedHill believe that they can supply the requested information based on available data. IntelGenx and RedHill further believe that the majority of issues raised by the FDA were recently addressed in an amendment submitted by the companies to the FDA that has yet to be reviewed. The companies will work with the FDA to address the remaining questions in the CRL and plan to submit the requested information within a few weeks.

IntelGenx and RedHill have been in active discussions with potential partners for the commercialization of the product and expect to advance these discussions rapidly following FDA's CRL, which provides increased regulatory clarity, indicates that no further clinical trials are required, and raises no issues regarding to the product’s safety.

"We appreciate the thorough review of the product NDA by the FDA. We remain committed to bringing the product to market as quickly as possible and will work closely with the FDA to advance the application and address all questions raised by the FDA." said Rajiv Khosla, IntelGenx' President and CEO and Dror Ben-Asher, RedHill's CEO in a joint statement. "We believe that the questions raised by the FDA can be addressed based on available data, and we plan to work vigorously to submit our response within a few weeks in order to bring this product to market as a new therapeutic option for the benefit of patients suffering from migraines."

In addition to pursuing marketing approval in the U.S., and following a positive meeting with the German pharmaceuticals regulation authority “BfArM” in October 2013, IntelGenx and RedHill plan to complete the development program for the European market and submit a Marketing Authorization Application for marketing approval of the product in Europe later this year, with Germany as the reference member state under the European Mutual Recognition Procedure.

About the VersaFilm™ Oral Film Product:
The product is a proprietary oral thin film formulation of rizatriptan benzoate, a 5-HT1 receptor agonist and the active drug in Merck & Co.’s Maxalt®. Rizatriptan is considered one of the most effective oral triptans, a class of molecules that constrict blood vessels in the brain to relieve swelling and other migraine symptoms. The worldwide annual sales of triptans were estimated to have exceeded $1.6 billion in 20121, and the worldwide direct sales of Merck & Co.’s rizatriptan-based drugs exceeded $600 million in 20122.

The product is based on IntelGenx' proprietary “VersaFilm™” technology. It dissolves rapidly in the mouth, leading to the absorption of the drug through the gastro intestinal track and into the bloodstream. The administration method of the oral thin film does not require the patient to swallow a pill or consume water, and presents a potentially attractive therapeutic alternative for many migraine patients, including those who suffer from migraine-related nausea - approximately 80% of the total migraine patient population3.

About IntelGenx:
IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx’ development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

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1 EvaluatePharma, 2013, WW annual sales by pharmacological class, 5-HT1B (serotonin) & 5HT1D (serotonin) agonist
2 2012 annual report of Merck & Co., Inc.
3 Lipton RB, Buse DC, Saiers J, Fanning KM, Serrano D, Reed ML. (2013) Frequency and burden of headache-related nausea: results from the American Migraine Prevalence and Prevention (AMPP) study, Headache. 2013Jan;53(1):93-103. doi: 10.1111/j. 1526-4610.2012.02292. x. Epub 2012 Nov 13

About RedHill Biopharma Ltd.:
RedHill Biopharma Ltd. (NASDAQ: RDHL) (TASE: RDHL) is an emerging Israeli biopharmaceutical company focused primarily on the development and acquisition of late clinical-stage, proprietary formulations and combinations of existing drugs. The Company's current pipeline of proprietary products includes: (i) RHB-103 - an oral thin film formulation of rizatriptan for acute migraines (ii) RHB-102 - a once-daily oral pill formulation of ondansetron for the prevention of chemotherapy and radiotherapy induced nausea and vomiting (iii) RHB-104 - an oral combination therapy for the treatment of Crohn's disease, with ongoing Phase III study, (iv) RHB-105 – an oral combination therapy for Helicobacter pylori infection, with ongoing phase III study, (v) RHB-106 - an encapsulated formulation for bowel preparation and (vi) RHB-101 - a once-daily formulation of carvedilol. For more information please visit: www.redhillbio.com

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Rajiv Khosla,
President and CEO
IntelGenx Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com